EMPLOYMENT, NONDISCLOSURE AND NON-COMPETE AGREEMENT

EMPLOYMENT, NONDISCLOSURE AND NON-COMPETE AGREEMENT ("Agreement") made and entered into as of this 31st day of May 2002 by and between RICHARDSON ELECTRONICS, LTD., a Delaware corporation with its principal place of business located at 40W267 Keslinger Road, P.O. Box 393, LaFox, IL 60147-0393 (the "Employer"), and DARIO SACOMANI, an individual whose current residence address is 10457 E. Sunnyside Drive, Scotttsdale AZ 85259 ("Employee").

RECITALS

WHEREAS, the Employer desires to employ Employee as its Senior Vice President-Chief Financial Officer upon the terms and conditions stated herein; and

WHEREAS, Employee desires to be so employed by the Employer at the salary and benefits provided for herein; and

WHEREAS, Employee acknowledges and understands that during the course of his employment, Employee has and will become familiar with certain confidential information of the Employer which provides Employer with a competitive advantage in the marketplace in which it competes, is exceptionally valuable to the Employer, and is vital to the success of the Employer's business; and

WHEREAS, the Employer and Employee desire to protect such confidential information from disclosure to third parties or its use to the detriment of the Employer; and

WHEREAS, the Employee acknowledges that the likelihood of disclosure of such confidential information would be substantially reduced, and that legitimate business interests of the Employer would be protected, if Employee refrains from competing with the Employer and from soliciting its customers and employees during and following the term of the Agreement, and Employee is willing to covenant that he will refrain from such actions.

NOW THEREFORE, in consideration of the promises and of the mutual covenants and agreements hereinafter set forth, the parties hereto acknowledge and agree as follows:

ARTICLE ONE

NATURE AND TERM OF EMPLOYMENT

1.01 Employment. The Employer hereby agrees to employ Employee and Employee hereby accepts employment as the Employer's Senior Vice President and Chief Financial Officer. Employee shall also be a member of Employer's Board of Directors.

1.02 Term of Employment. Employee's employment pursuant to this Agreement shall commence on June 17, 2002 or such earlier date as may be agreed upon by Employee and the Employer and, subject to the other provisions of this Agreement, the term of such employment (the "Employment Term") shall continue for three (3) years from such commencement date; thereafter, unless such employment of Employee has been previously terminated pursuant to the provisions of this Agreement, the Employment Term, this Agreement (including all of its terms and provisions) and Employee's employment hereunder shall automatically renew and continue indefinitely.

1.03 Duties. Employee shall perform such managerial duties and responsibilities as may be assigned by the Chairman of the Board/CEO, or such other person as the Employer may designate from time to time and Employee will adhere to the policies and procedures of the Employer, including, without limitation, its Code of Conduct, and will follow the supervision and direction of Employer=s Chairman of the Board/CEO in the performance of such duties and responsibilities. Employee agrees to devote his full working time, attention and energies to the diligent and satisfactory performance of his duties hereunder and to developing and improving the business and best interests of the Company. Employee will use all reasonable efforts to promote and protect the good name of the Company and will comply with all of his obligations, undertakings, promises, covenants and agreements as set forth in this Agreement. Employee will not, during the Employment Term or during any period during which Employee is receiving payments pursuant to Article 2 and/or Section 5.04, engage in any activity which would have, or reasonably be expected to have, an adverse affect on the Employer's reputation, goodwill or business relationships or which would result, or reasonably be expected to result, in economic harm to the Employer.

ARTICLE TWO

COMPENSATION AND BENEFITS

For all services to be rendered by Employee in any capacity hereunder (including as an officer, director, committee member or otherwise of the Employer or any parent or subsidiary thereof or any division of any thereof) on behalf of the Employer, the Employer agrees to pay Employee so long as he is employed hereunder, and the Employee agrees to accept, the compensation set forth below.

2.01 Base Salary. During the term of Employee's employment hereunder, the Employer shall pay to Employee an annual base salary ("Base Salary") at the rate of Two Hundred Eighty Thousand and 00/100 Dollars ($280,000.00), payable in installments as are customary under the Employer's payroll practices from time to time. The Employer at its sole discretion may, but is not required to, review and adjust the Employee's Base Salary from year to year; provided, however, that, except as may be expressly consented otherwise in writing by Employee, Employer may not decrease Employee=s Base Salary. No additional compensation shall be payable to Employee by reason of the number of hours worked or by reason of hours worked on Saturdays, Sundays, holidays or otherwise.

2.02 Incentive Plan. During the term of the Employee's employment hereunder, the Employee shall be a participant in the Corporate Incentive Plan, as modified from time to time (the "Annual Incentive Plan") and paid a bonus ("Bonus") pursuant thereto. The Employee's "target bonus percentage" for purposes of the Annual Incentive Plan shall be fifty percent (50%). Such Bonus shall be determined and paid strictly in accordance with the Annual Incentive Plan as modified or reduced by Employer at its discretion, and for any partial fiscal year the Bonus shall be computed and paid only for the portion of the fiscal year Employee is employed hereunder.

2.03 Auto Allowance. During the term of the Employee's employment hereunder, the Employee shall be paid an auto allowance of $1,000 per month.

2.04 Initial Sock Award and Option. On the commencement date of Employee's employment under this agreement he will be granted a Restricted Stock Award under the Employer's Incentive Compensation Plan for the number of shares of Employer's Common Stock that is equal to $150,000 divided by the closing price of the stock, as reported by NASDAQ for such date, that will vest in three equal annual installments over three years. In addition on such date Employee will be granted a Stock Option under Employer's Incentive Compensation Plan for 50,000 shares at the same price set forth in the preceding sentence that will vest in three equal annual installments over three years.

2.05 Other Benefits. Employer will provide Employee such benefits (other than bonus, auto allowance, severance and cash incentive compensation benefits) as are generally provided by the Employer to its other employees, including but not limited to, health/major medical insurance, dental insurance, disability insurance, life insurance, sick days and other employee benefits (collectively "Other Benefits"), all in accordance with the terms and conditions of the applicable Other Benefits Plans as in effect from time to time. Nothing in this Agreement shall require the Employer to maintain any benefit plan, nor prohibit the Employer from modifying any such plan as it sees fit from time to time. It is only intended that Employee shall be entitled to participate in any such plan offered for which he may qualify under the terms of any such plan as it may from time to time exist, in accordance with the terms thereof.

2.06 Disability. Any compensation Employee receives under any disability benefit plan provided by Employer during any period of disability, injury or illness shall be in lieu of the compensation which Employee would otherwise receive under Article Two during such period of disability, injury or sickness.

2.07 Withholding. All salary, bonus and other payments described in this Agreement shall be subject to withholding for federal, state or local taxes, amounts withheld under applicable benefit policies or programs, and any other amounts that may be required to be withheld by law, judicial order or otherwise.

ARTICLE THREE

CONFIDENTIAL INFORMATION

RECORDS AND

REPUTATION

3.01 Definition of Confidential Information. For purposes of this Agreement, the term "Confidential Information" shall mean all of the following materials and information (whether or not reduced to writing and whether or not patentable) to which Employee receives or has received access or develops or has developed in whole or in part as a direct or indirect result of his employment with Employer or through the use of any of Employer's facilities or resources:

(1) Marketing techniques, practices, methods, plans, systems, processes, purchasing information, price lists, pricing policies, quoting procedures, financial information, customer names, contacts and requirements, customer information and data, product information, supplier names, contacts and capabilities, supplier information and data, and other materials or information relating to the manner in which Employer, its customers and/or suppliers do business;

(2) Discoveries, concepts and ideas, whether patentable or not, or copyrightable or not, including without limitation the nature and results of research and development activities, processes, formulas, techniques, "know-how," designs, drawings and specifications;

(3) Any other materials or information related to the business or activities of Employer which are not generally known to others engaged in similar businesses or activities or which could not be gathered or obtained without significant expenditure of time, effort and money; and

(4) All inventions and ideas that are derived from or relate to Employee's access to or knowledge of any of the above enumerated materials and information.

The Confidential Information shall not include any materials or information of the types specified above to the extent that such materials or information are publicly known or generally utilized by others engaged in the same business or activities in the course of which Employer utilized, developed or otherwise acquired such information or materials and which Employee has gathered or obtained (other than on behalf of the Employer) after termination of his employment with the Employer from such other public sources by his own expenditure of significant time, effort and money after termination of his employment with the Employer. Failure to mark any of the Confidential Information as confidential shall not affect its status as part of the Confidential Information under the terms of this Agreement.

3.02 Ownership of Confidential Information. Employee agrees that the Confidential Information is and shall at all times remain the sole and exclusive property of Employer. Employee agrees immediately to disclose to Employer all Confidential Information developed in whole or part by him during the term of his employment with Employer and to assign to Employer any right, title or interest he may have in such Confidential Information.

Without limiting the generality of the foregoing, every invention, improvement, product, process, apparatus, or design which Employee may take, make, devise or conceive, individually or jointly with others, during the period of his employment by the Employer, whether during business hours or otherwise, which relates in any manner to the business of the Employer either now or at any time during the period of his employment), or which may be related to the Employer in connection with its business (hereinafter collectively referred to as AInvention@) shall belong to and be the exclusive property of the Employer and Employee will make full and prompt disclosure to the Employer of every Invention. Employee will assign to the Employer, or its nominee, every Invention and Employee will execute all assignments and other instruments or documents and do all other things necessary and proper to confirm the Employer=s right and title in and to every Invention; and Employee will perform all proper acts within his power necessary or desired by the Employer to obtain letters patent in the name of the Employer (at the Employer=s expense) for every Invention in whatever countries the Employer may desire, without payment by the Employer to Employee of any royalty, license fee, price or additional compensation.

3.03. Non Disclosure of Confidential Information. Except as required in the faithful performance of Employee's duties hereunder (or as required by law), during the term of his employment with Employer and for a period after the termination of such employment until the Confidential Information no longer meets the definition set forth above of Confidential Information with respect to Employee, Employee agrees not to directly or indirectly reveal, report, publish, disseminate, disclose or transfer any of the Confidential Information to any person or entity, or utilize for himself or any other person or entity any of the Confidential Information for any purpose (including, without limitation, in the solicitation of existing Employer customers or suppliers), except in the course of performing duties assigned to him by Employer. Employee further agrees to use his best endeavors to prevent the use for himself or others, or dissemination, publication, revealing, reporting or disclosure of, any Confidential Information.

3.04 Protection of Reputation. Employee agrees that he will at no time, either during his employment with the Employer or at any time after termination of such employment, engage in conduct which injures, harms, corrupts, demeans, defames, disparages, libels, slanders, destroys or diminishes in any way the reputation or goodwill of the Employer, its subsidiaries, or their respective shareholders, directors, officers, employees, or agents, or the services provided by the Employer or the products sold by the Employer, or its other properties or assets, including, without limitation, its computer systems hardware and software and its data or the integrity and accuracy thereof.

3.05 Records and Use of Employer Facilities. All notes, data, reference materials, memoranda and records, including, without limitation, data on the Employer's computer system, computer reports, products, customers and suppliers lists and copies of invoices, in any way relating to any of the Confidential Information or Employer's business (in whatever form existing, including, without limit, electronic) shall belong exclusively to Employer, and Employee agrees to maintain them in a manner so as to secure their confidentiality and to turn over to Employer all copies of such materials (in whole or in part) in his possession or control at the request of Employer or, in the absence of such a request, upon the termination of Employee's employment with Employer. Upon termination of Employee's employment with Employer, Employee shall immediately refrain from seeking access to Employer's (a) telephonic voice mail, E-mail or message systems, (b) computer system and (c) computer data bases and software. The foregoing shall not prohibit Employee from using Employer=s public Internet (not intranet) site.

ARTICLE FOUR

NON-COMPETE AND NON-SOLICITATION COVENANTS

4.01 Non-Competition and Non-Solicitation. Employee acknowledges that it may be very difficult for him to avoid using or disclosing the Confidential Information in violation of Article Three above in the event that he is employed by any person or entity other than the Employer in a capacity similar or related to the capacity in which he is employed by the Employer. Accordingly, Employee agrees that he will not, during the term of employment with Employer and, if Employee voluntarily terminates his employment hereunder without Good Reason (as hereinafter defined), or if Employer terminates his employment for Cause, for a period of one (1) year after the termination of such employment, irrespective of the time, manner or cause of such termination, directly or indirectly (whether or not for compensation or profit):

(1) Engage in any business or enterprise the nature of any part of which is competitive with any part of that of the Employer (a "Prohibited Business"); or

(2) Participate as an officer, director, creditor, promoter, proprietor, associate, agent, employee, partner, consultant, sales representative or otherwise, or promote or assist, financially or otherwise, or directly or indirectly own any interest in any person or entity involved in any Prohibited Business; or

(3) Canvas, call upon, solicit, entice, persuade, induce, respond to, or otherwise deal with, directly or indirectly, any individual or entity which, during Employee's term of employment with the Employer, was or is a customer or supplier, or proposed customer or supplier, of the Employer whom Employee called upon or dealt with, or whose account Employee supervised, for any of the following purposes:

(a) to purchase (with respect to customers) or to sell (with respect to suppliers) products of the types or kinds sold by the Employer or which could be substituted for (including, but not limited to, rebuilt products), or which serve the same purpose or function as, products sold by the Employer (all of which products are herein sometimes referred to, jointly and severally, as "Prohibited Products"), or

(b) to request or advise any such customer or supplier to withdraw, curtail or cancel its business with the Employer; or

(4) For himself or for or through any other individual or entity call upon, solicit, entice, persuade, induce or offer any individual who, during Employee=s term of employment with the Employer, was an employee or sales representative or distributor of the Employer, employment by, or representation as sales agent or distributor for, any one other than the Employer, or request or advise any such employee or sales agent or distributor to cease employment with or representation of the Employer, and Employee shall not approach, respond to, or otherwise deal with any such employee or sales representative or distributor of Employer for any such purpose, or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity.

4.02 Obligation Independent Each obligation of each subparagraph and provision of Section 4.01 shall be independent of any obligation under any other subparagraph or provision hereof or thereof.

4.03 Public Stock Nothing in Section 4.01, however, shall prohibit Employee from owning (directly or indirectly through a parent, spouse, child or other relative or person living in the same household with Employee or any of the foregoing), as a passive investment, up to 1% of the issued and outstanding shares of any class of stock of any publicly traded company.

4.04 Business Limitation If, at the termination of Employee=s employment and for the entire period of twelve (12) months prior thereto his duties and responsibilities are limited by the Employer so that he is specifically assigned to, or responsible for, one or more divisions, subsidiaries or business units of the Employer, then subparagraphs (1) through (3) of Section 4.01 shall apply only to any business which competes with the business of such divisions, subsidiaries or business units.

4.05 Area Limitation If at the termination of Employee=s employment and for the entire period of twelve (12) months prior thereto he or she has responsibility for only a designated geographic area, then subparagraphs (1) through (3) of Section 4.01 shall apply only within such area.

ARTICLE FIVE

TERMINATION

5.01 Termination by Employer for Cause. The Employer shall have the right to terminate Employee's employment at any time for "cause." Prior to such termination, the Employer shall provide Employee with written notification of any and all allegations constituting "cause" and the Employee shall be given five (5) working days after receipt of such written notification to respond to those allegations in writing. Upon receipt of the Employee's response, the Employer shall meet with the Employee to discuss the allegations.

For purposes hereof, "cause" shall mean (i) an act or acts of personal dishonesty taken by the Employee and intended to result in personal enrichment of the Employee, (ii) material violations by the Employee of the Employee's obligations or duties under, or any terms of, this Agreement, which are not remedied in a reasonable period (not to exceed ten (10) days) after receipt of written notice thereof from the Employer, (iii) any violation by the Employee of any of the provisions of Articles Three or Four, or (iv) Employee being charged, indicted or convicted (by trial, guilty or no contest plea or otherwise) of (a) a felony, (b) any other crime involving moral turpitude, or (c) any violation of law which would impair the ability of the Employer or any affiliate to obtain any license or authority to do any business deemed necessary or desirable for the conduct of its actual or proposed business.

5.02 Termination by Employer Because of Employee's Disability, Injury or Illness. The Employer shall have the right to terminate Employee's employment if Employee is unable to perform the duties assigned to him by the Employer because of Employee's disability, injury or illness, provided however, such inability must have existed for a total of one hundred eighty (180) consecutive days before such termination can be made effective. Any compensation Employee receives under any disability benefit plan provided by Employer during any period of disability, injury or illness shall be in lieu of the compensation which Employee would otherwise receive under Article Two during such period of disability, injury or sickness.

5.03 Termination as a Result of Employee's Death. The obligations of the Employer to Employee pursuant to this Agreement shall automatically terminate upon Employee's death.

5.04 Termination by Employer for any Other Reason. The Employer shall have the right to terminate Employee's employment at any time for any reason upon six (6) months prior written notice to Employee. If Employee's employment is terminated by the Employer during the Employment Term for any reason other than the reason set forth in Sections 5.01, 5.02 or 5.03 above, the Employer shall continue to pay to Employee for a period of twelve (12) months after termination, an amount equal to one hundred percent (100%) of his then current Base Salary in installments on the same dates as the Employer makes payroll payments under its customary practice and an amount equal to the Bonus pursuant to the Annual Incentive Plan he received for the twelve month period preceding such termination of employment . Employee shall also receive Bonus pursuant to the Annual Incentive Plan for the year in which such termination occurs prorated and accrued to the date of termination. In such case Employee shall not be entitled to receive, unless otherwise required by law, any subsequent Other Benefits. In addition, in the event of any such termination, all Options and Restricted Stock Awards that shall have been granted to Employee shall fully and immediately vest.

5.05 Termination by Employee for Good Reason. The Employee shall have the right to terminate Employee's employment for Good Reason upon written notice to Employer. If Employee so terminates his employment, the Employer shall pay Employee the same amounts required for a termination by Employer under Section 5.04 and all Options and Restricted Stock that shall have been granted to Employee shall fully and immediately vest and become exercisable. In addition, if the termination for Good Reason occurs within two (2) years after a Change of Control, the cash payment provided for in Section 5.04 shall be doubled. For purposes of this Section: (a) "Good Reason" shall mean: (i) a material breach of this Agreement by Employer; (ii) a material diminution of the Employee's duties and responsibilities hereunder; (iii) the failure by Employer to elect Employee to the position of Senior Vice President and Chief Financial Officer and retain him in such position for the term; (iv) the failure by Employer to nominate Employee for election and reelection to the Board throughout the term; or (v) any reduction in Base Salary; provided that in either (i) or (ii) above, the Executive shall notify Employer within thirty (30) days after the event or events which the Employee believes constitute Good Reason hereunder and shall describe in such notice in reasonable detail such event or events and provide Employer a reasonable time to cure such breach or diminution (not to exceed thirty (30) days); and (b) "Change of Control" shall mean the occurrence of any of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions, directly or indirectly) of all or substantially all of the assets of Employer to any person or group of related persons for purposes of Section 13(d) of the Securities Exchange Act of 1934 (a "Group"), together with any affiliates thereof; (ii) the approval by the holders of capital stock of Employer of any plan or proposal for the liquidation or dissolution of the Company; (iii) any person or Group shall become the owner, directly or indirectly, beneficially or of record, of shares representing more of the aggregate voting power of the issued and outstanding stock (the "Voting Stock") of Employer than are then owned, directly or indirectly, beneficially or of record by Edward J. Richardson and his affiliates; (iv) the replacement of a majority of the Board over a two-year period from the directors who constituted such board at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board then still in office who either were members of such Board at the beginning of such two-year period; (v) any person or Group shall have acquired the power to elect a majority of the members of the Board; (vi) a merger or consolidation of Employer with another entity in which holders of the common stock of Employer immediately prior to the consummation of the transaction hold, directly or indirectly, immediately following the consummation of the transaction less than 50% of the common equity interest in the surviving corporation in such transaction.

5.06 Termination by Employee without Good Reason. Subject to the provisions of Articles Three and Four above, Employee may terminate his employment by the Employer at any time by sixty (60) days prior written notice to Employer. If Employee gives such notice Employer may, by written notice to Employee given at any time after Employee's notice, terminate Employee's employment immediately. If Employee's employment is terminated under this Section 5.05, the Employer shall be obligated to continue to pay to Employee his then current Base Salary, Bonus and Other Benefits accrued up to and including the date on which Employee's employment is so terminated, however, Employee and the Employer acknowledge and agree to the fullest extent permitted by law, that Employee shall forfeit, and the Employer shall not be responsible to pay or fund, directly or indirectly, any accrued but unpaid accumulated but unpaid sick leave; accumulated but unpaid vacation time; deferred compensation; severance pay or benefits; any and all benefits which are accrued but not vested under any pension, profit sharing or other qualified retirement plan and all service credits under each such plan (subject to any reinstatement of such credits upon future reemployment with the Employer in accordance with federal law); and right to post-employment coverage under any health, insurance or other welfare benefit plan, including rights arising under Title X of COBRA or any similar federal or state law (except that continuation coverage rights of Employee's spouse and other dependents, if any, under such plans or laws shall be forfeited only with their consent); or any Other Benefits, if any, provided to Employee under any policy, program or plan of the Employer not specifically described above, after the date of termination to which Employee might otherwise be entitled under this Agreement but for his resignation.

ARTICLE SIX

REMEDIES

6.01 Employee agrees that he will at no time, either during his employment with the Employer or at any time after termination of such employment, engage in conduct which injures, harms, corrupts, demeans, defames, disparages, libels, slanders, destroys or diminishes in any way the reputation or goodwill of the Employer, its subsidiaries, or their respective shareholders, directors, officers, employees, or agents, or the services provided by the Employer or the products sold by the Employer, or its other properties or assets, including, without limitation, its computer systems hardware and software and its data or the integrity and accuracy thereof.

3.05 Records and Use of Employer Facilities. All notes, data, reference materials, memoranda and records, including, without limitation, data on the Employer's computer system, computer reports, products, customers and suppliers lists and copies of invoices, in any way relating to any of the Confidential Information or Employer's business (in whatever form existing, including, without limit, electronic) shall belong exclusively to Employer, and Employee agrees to maintain them in a manner so as to secure their confidentiality and to turn over to Employer all copies of such materials (in whole or in part) in his possession or control at the request of Employer or, in the absence of such a request, upon the termination of Employee's employment with Employer. Upon termination of Employee's employment with Employer, Employee shall immediately refrain from seeking access to Employer's (a) telephonic voice mail, E-mail or message systems, (b) computer system and (c) computer data bases and software. The foregoing shall not prohibit Employee from using Employer=s public Internet (not intranet) site.

ARTICLE SEVEN

MISCELLANEOUS

7.01 Assignment. Employee and Employer acknowledge and agree that the covenants, terms and provisions contained in this Agreement constitute a personal employment contract and the rights and obligations of the parties thereunder cannot be transferred, sold, assigned, pledged or hypothecated, excepting that the rights and obligations of the Employer under this Agreement may be assigned or transferred pursuant to a sale of the business, merger, consolidation, share exchange, sale of substantially all of the Employer's assets or of the business unit or division for which Employee is performing services, or other reorganization described in Section 368 of the Code, or through liquidation, dissolution or otherwise, whether or not the Employer is the continuing entity, provided that the assignee, or transferee is the successor to all or substantially all of the assets of the Employer or of the business unit or division for which Employee is performing services and such assignee or transferee assumes the rights and duties of the Employer, if any, as contained in this Agreement, either contractually or as a matter of law.

7.02 Severability. Should any of Employee's obligations under this Agreement or the application of the terms or provisions of this Agreement to any person or circumstances, to any extent, be found illegal, invalid or unenforceable in any respect, such illegality, invalidity or unenforceability shall not affect the other provisions of this Agreement, all of which shall remain enforceable in accordance with their terms, or the application of such terms or provisions to persons or circumstances other than those to which it is held illegal, invalid or unenforceable. Despite the preceding sentence, should any of Employee's obligations under this Agreement be found illegal, invalid or unenforceable because it is too broad with respect to duration, geographical or other scope, or subject matter, such obligation shall be deemed and construed to be reduced to the maximum duration, geographical or other scope, and subject matter allowable under applicable law.

The covenants of Employee in Articles Three and Four and each subparagraph of Section 4.01 are of the essence of this Agreement; they shall be construed as independent of any other provision of this Agreement; and the existence of any claim or cause of action of Employee against the Employer, whether predicated on the Agreement or otherwise shall not constitute a defense to enforcement by the Employer of any of these covenants. The covenants of Employee shall be applicable irrespective of whether termination of employment hereunder shall be by the Employer or by Employee, whether voluntary or involuntary, or whether for cause or without cause.

7.03 Notices. Any notice, request or other communication required to be given pursuant to the provisions hereof shall be in writing and shall be deemed to have been given when delivered in person or three (3) days after being deposited in the United States mail, certified or registered, postage prepaid, return receipt requested and addressed to the party at its or his last known addresses. The address of any party may be changed by notice in writing to the other parties duly served in accordance herewith.

7.04 Waiver. The waiver by the Employer or Employee of any breach of any term or condition of this Agreement shall not be deemed to constitute the waiver of any other breach of the same or any other term or condition hereof. Failure by any party to claim any breach or violation of any provision of this Agreement shall not constitute a precedent or be construed as a waiver of any subsequent breaches hereof.

7.05 Continuing Obligation. The obligations, duties and liabilities of Employee pursuant to Articles Three and Four of this Agreement are continuing, absolute and unconditional and shall remain in full force and effect as provided herein and survive the termination of this Agreement.

7.06 No Conflicting Obligations or Use. Employer does not desire to acquire from Employee any secret or confidential know-how or information which he may have acquired from others nor does it wish to cause a breach of any non compete or similar agreement to which Employee may be subject. Employee represents and warrants that (i) other than for this Agreement, he is not subject to or bound by any confidentiality agreement or non disclosure or non compete agreement or any other agreement having a similar intent, effect or purpose, and (ii) he is free to use and divulge to Employer, without any obligation to or violation of any right of others, any and all information, data, plans, ideas, concepts, practices or techniques which he will use, describe, demonstrate, divulge, or in any other manner make known to Employer during the performance of services

7.07 Attorneys Fees. In the event that Employee has been found to have violated any of the terms of Articles Three or Four of this Agreement either after a preliminary injunction hearing or a trial on the merits or otherwise, Employee shall pay to the Employer the Employer's costs and expenses, including attorneys fees, in enforcing the terms of Articles Three or Four of this Agreement.

7.08 Advise New Employers. During Employee=s employment with the Employer and for one (1) year thereafter, Employee will communicate the contents of Articles Three and Four to any individual or entity which Employee intends to be employed by, associated with, or represent which is engaged in a business which is competitive to the business of Employer.

7.09 Captions. The captions of Articles and Sections this Agreement are inserted for convenience only and are not to be construed as forming a part of this Agreement.

EMPLOYEE ACKNOWLEDGES THAT HE HAS READ AND FULLY UNDERSTANDS EACH AND EVERY PROVISION OF THE FOREGOING AND DOES HEREBY ACCEPT AND AGREE TO THE SAME.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

\s\Dario Sacomani________________________ By: \s\Edward J. Richardson , CEO

Title:

EXHIBIT A

ANNUAL INCENTIVE PLAN

Richardson Electronics, Ltd.

Corporate Bonus Plan - Level A

FY02

This Plan is established to award bonuses to eligible participants based on Corporate results and the individual's contribution to those results in a particular area of accountability. The Plan is described under the following sections:

Eligible Participants

Award Components

Bonus Opportunity

Bonus Calculation

Eligible Participants

Eligible participants include key officer positions who are recommended and approved by the COO or CEO. The participant must be employed on the date that bonus payments are made.

Officer positions eligible for participation include:

Finance

Human Resources

Information Systems

Legal

Marketing Operations

Logistics

Award Components

1. Overall Corporate Performance: Participants will be measured in part by REL's overall performance. This will be expressed in terms of Earnings Per Share for Officers, as established annually by the CEO and COO. The Corporation's EPS target for FY02 is $1.41.

2. Individual Performance: A portion of each participant's bonus award will be determined by personal accomplishment against objectives established for the particular functional area of responsibility.

Performance objectives are to be established and agreed upon by the participant and the COO or CEO.

The individual performance bonus payment will be based on the manager's evaluation of performance results as related to objectives completed during the year.

Bonus Opportunity
		Weighting
Position	Bonus as % of Base Salary	Corporate Results	Individual Performance
Officer reporting directly to COO or CEO	50%	50%	50%

Bonus Calculation

50% of the bonus opportunity is based on Corporate results (EPS), paid quarterly, based on actual results achieved as a % of target EPS.

50% of the bonus opportunity is based on individual performance results, with one-third, representing fully satisfactory performance, paid quarterly.

When Corporate results and individual performance are fully appraised at year end, any bonus difference generated by this appraisal will be paid to the participant.

There is no guarantee that any portion of the bonus plan will be paid to the participant. All payments will be made solely on the basis of actual performance results.

Calculation Example: Opportunity of 50% of Base Salary
Award Components	Opportunity	Actual Result	Award as % of Base Salary
Corporate results	25%	100%	25.0%
Individual results	25%	90%	22.5%

Total bonus as % of base salary	50%		47.5%

Administration

The Plan is administered by the Senior Vice President, Human Resources.

Joeg\bonus\fy02\FY02 Plan A 50.DOC